Exhibit 10.1

WITHOUT PREJUDICE

AND SUBJECT TO CONTRACT

DATED      5 AUGUST  2008

(1)  MIVA (UK) LIMITED

and

(2)  SEBASTIAN BISHOP

COMPROMISE AGREEMENT

THIS AGREEMENT is made the 5th day of August 2008

between:-

1.  MIVA (UK) LIMITED of 1st Floor, Euston Xchange, 194 Euston Road, London, NW1 2DA (“the Company”); and

2.  Sebastian Bishop of 44 Lennox Gardens, London SW1X 0DJ (“the Employee”).

RECITALS

(A)                              The Employee is employed by the Company under the terms of an Amended and Restated Employment Agreement dated 18 November 2005 (the “Employment Agreement”).

(B)                                The Company is entering into this Agreement for itself and as agent for all Group Companies and is duly authorised on their behalf.  A “Group Company” is any company which is for the time being a subsidiary or a holding company of the Company or a subsidiary of any such company (“subsidiary” and “holding company” shall have the meaning set out in section 736 of the Companies Act 1985 as amended).

(C)                                The Employee has received independent legal advice from a relevant independent adviser (“the Adviser”) as to the terms and effect of this Agreement.

(D)                               The Employee and the Company have agreed that the Employee will resign from his position as President and Chief Marketing Officer of the Company as of the Termination Date, and, upon request of the Company, as a Director of the Company and Group Companies at any time.  Notwithstanding the foregoing, it is expressly understood that nothing in this Agreement requires Employee to resign as a director of MIVA, Inc.

(E)                                 The Employee believes that he may have statutory claims or contractual claims against the Company and therefore he could bring proceedings against the Company or its shareholders, officers or employees for the claims particularised in clause 8.1 and 8.2.

IT IS AGREED as follows:

1                                         TERMINATION OF EMPLOYMENT

The Employee’s employment with the Company will be terminated effective on 5 August 2008 (“the Termination Date”).

2                                         PAYMENT OF SALARY AND BENEFITS UNTIL TERMINATION DATE

2.1                                 The Employee will:

2.1.1                        be paid his normal remuneration and benefits until the Termination Date (less such sums as the Company was obliged by law to deduct by way of tax and National Insurance);

2.1.2                        be paid for all holiday which he had accrued but not taken as at the Termination Date (less such sums as the Company was obliged by law to deduct by way of tax and National Insurance);

2.1.3                        receive his P45 following the Termination Date.

3                                         COMPENSATION FOR LOSS OF EMPLOYMENT

(a)           At the Termination Date, the equity grants of MIVA, Inc. (the Company’s ultimate parent) shall be treated as follows (“the Severance Payment”):

(i)                                                        the following service based restricted stock units currently held by you will immediately vest as of the Termination Date and the Company shall issue such restricted stock after payment for personal withholding taxes that may be payable by you upon the vesting of such restricted stock units:

Grant Date	No. of RSUs Vested
1-2-07	119,275
1-2-08	159,033

(ii)                                                     the following stock options granted under the indicated plan shall fully vest and remain exercisable throughout their term as if you were an employee of the Company:

Grant Date/ Type	No. of Options Exercisable	Strike Price	Term. Date
7-1-04 / NSO	733	$3.88	7-1-14

(b)                                  The Company confirms and represents that the Compensation Committee of the Board as defined in the stock award incentive plan has approved and consented to the Employee receiving the shares referred to pursuant to clauses 3(a)(i) and (ii) above.

(c)                                   The Company warrants that the shares being issued under this Agreement are not subject to any restriction other than the Company trading window restrictions and applicable securities laws.    The shares are fully paid and duly authorised and issued and non-accessible.

4                                         TAX INDEMNITY

It is believed by the parties that £30,000 of the Severance Payment may in accordance with s403 Income Tax (Earnings and Pensions) Act 2003 and HM Revenue & Customs’ practice be paid without deduction of tax and employee National Insurance Contributions, but the Employee remains responsible for any tax which the HM Revenue & Customs may require to be paid in respect of the Severance Payment and the Employee agrees to indemnify and keep indemnified the Company against any demand for payment of tax, National Insurance contributions, interest, fines or penalties thereon which the Company may receive.  The Company agrees to allow the Employee a reasonable opportunity to challenge, defend, negotiate or compromise any such claim for monies which are to be paid to HM Revenue & Customs.  The Company further agrees that they will provide the Employee within 5 days of receipt, copies of all paperwork surrounding any claim from HM Revenue and Customs.  The Employee will not be responsible for any penalties that are payable as a result of the Company’s failure to respond to HM Revenue & Customs.  If the Employee pays any tax to the Company to forward to HM Revenue & Customs, and the Company fail to forward this on to HM Revenue & Customs thereby incurring additional penalties, the Employee will not be liable for those costs or penalties incurred as a result of the Company’s omission.

5                                         TREATMENT OF REMAINING EQUITY GRANTS

Additionally, at the Termination Date, the following equity grants of MIVA, Inc. shall be treated as follows:

(i)                                                        the following performance based restricted stock units currently held by you will immediately terminate as of the Termination Date:

Grant Date	No. of RSUs Terminated
1-2-07	29,818
1-2-08	39,758

(ii)                                                     the following stock options granted under the indicated plan shall terminate as of the Termination Date:

Grant Date/ Type	No. of Options Exercisable	Strike Price
7-1-04/ ISO	4,321	$23.14

2-1-05/ ISO	18,867	$15.90

7-1-04/ NSO	120,679	$23.14

2-1-05/ NSO	11,883	$15.90

6                                         COMPANY PROPERTY

The Employee warrants that on or before the Termination Date he will return to the Company all keys, electronic passes, documents, recordings, photographs, computer hardware, computer discs, microfiches, Company credit card, and any other property belonging to the Company including any copies thereof.  The Employee warrants that he has not made or retained copies of or extracts from documents or any notes of or information relating to the business of the Company, caused others to do so or distributed the same to persons other than those authorised by the Company to be in possession of such documents.  The Company acknowledges that the Employee may remove his personal files and property (including art, laptop, mobile phone and mementos) from the Company’s London office.

7                                         EXPENSES

The Company warrants that on or before the Termination Date it will reimburse Employee  for all expenses reasonably and properly incurred and accounted for in accordance with Company policy in connection with the Employee’s employment up to the Termination Date.

8                                         FULL AND FINAL SETTLEMENT AND WAIVER OF CLAIMS

8.1                                 But for this Agreement, the Employee acknowledges that he could bring proceedings against the Company or a Group Company or its/their respective officers, directors, shareholders or employees for the contractual, statutory and tortious claims listed below (“the Claims”):

i                                             any claim for restricted stock units, share options or for any share of equity in the Company;

ii                                          any claim for unpaid salary, bonuses, commission, overtime, holiday pay, sick pay or reimbursement of expenses;

iii                                       any claim for damages for breach of contract however arising, including in respect of stigma;

iv                                      any claim for unfair dismissal or a redundancy payment or any other termination payment;

v                                         any claim for unlawful deduction of wages or any other claim under Part II of the Employment Rights Act 1996;

vi                                      any claim under the Employment Relations Act 1999;

vii                                   any claim under the Employment Act 2002;

viii                                any claim under the Working Time Regulations 1998;

ix                                        any claim under the Employment Equality (Age) Regulations 2006 including any claim for direct or indirect discrimination, harassment and/or for victimisation;

x                                           any claim for physical or psychiatric illness relating to any act of discrimination;

xi                                        any personal injury claims that the Employee is aware of or should reasonably be aware of at the time of signing this Agreement; and

xii                                     any claim under the Protection from Harassment Act 1997.

8.2                                 The Employee accepts the terms of this Agreement and the Severance Payment in full and final settlement of the Claims and all and any other claims, whether under contract, at common law, under statute or pursuant to European Community Law which the Employee has, or may have, against the Company or any Group Company and it’s/their officers, employees and ex-employees arising directly or indirectly from the Employee’s employment by the Company or its termination save for any claim in respect of accrued pension rights save for any claim in respect of accrued pension rights and any latent personal injury.

8.3                                 The Employee warrants that he agrees that the circumstances set out in Recital (D) are accurate and that he has raised any and all claims that he has or may be entitled to make against the Company in respect of his employment and its termination, whether contractual, statutory or otherwise and that they are fully particularised in clause 8.1 and 8.2 and that other than the claims listed he warrants that he has no further claims or potential claims against the Company.

8.4                                 The Employee warrants that he has not already instituted a claim or claims against the Company.

8.5                                 The Company enters into this Agreement in reliance on the warranties given by the Employee in clause 6.  The Employee acknowledges that in the event of any proceedings being commenced by him in respect of any claims referred to in paragraph 8.1, 8.2 or otherwise the Severance Payment shall be repaid to the Company and shall be recoverable as a debt from the Employee.

8.6                                 The Employee warrants that he has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims.

8.7                                 The Employee warrants that on the date of this Agreement he is not aware of any conditions, illness or injury that may give rise to a personal injury claim against the Company.

9                                         EMPLOYEE’S INDEPENDENT LEGAL ADVICE

9.1                                 The Employee warrants that he has before signing this Agreement taken advice from Krishna Santra of Matthew Arnold & Baldwin (“the Adviser”) on the terms and effect of this Agreement and in particular its effect on his ability to pursue a complaint before an Employment Tribunal, the County Court or High Court.

9.2                                 It is a condition of this Agreement that the Adviser provides the Certificate annexed to this Agreement at Schedule 1.

9.3                                 MIVA, Inc. shall within 30 days of receipt pay against a properly constituted VAT invoice addressed to the Employee but marked payable by the Company, a sum not exceeding £2,500 plus VAT to the Adviser in respect of legal fees incurred in taking independent legal advice in relation to this Agreement.

10                                  CONFIDENTIALITY

10.1                           In consideration of the sum of £500 less such sums as the Company is obliged by law to deduct by way of tax and National Insurance the Employee acknowledges and agrees that he continues to be bound by:-

10.1.1                  his implied duties of confidentiality in respect of Confidential Information; and

10.1.2                  The provisions of the express confidentiality and post termination obligations contained in clauses 9 and 10 of his Amended and Restated Employment Agreement with the Company dated 18 November 2005.

10.2                           For the purposes of this Agreement “Confidential Information” shall mean any information relating to the Company or the business, prospective business, technical processes, computer software, intellectual property rights or finances of the Company including without limitation details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with the customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of the Company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, which comes into the employees possession by virtue of his employment, and any other information which the Company could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential” and any information which has been or may be derived or obtained from such information.

10.3                           The Employee agrees not to make any statements to the press or other media in connection with the Company and/or any Group Company, the termination of his employment or this Agreement.

10.4                           The Employee agrees not to make, or cause to be made, any derogatory or critical or disparaging remarks, comments or statements (whether orally or in writing) about the Company, its suppliers, customers, clients, investors or advisers, its shareholders, officers or employees.   The Company shall cause its current executive officers not to make any derogatory or critical or disparaging remarks, comments or statements (whether orally or in writing) about the Employee.

10.5                           Each Party agrees that it will not disclose the fact or contents of this Compromise Agreement without the prior written consent of the other party except to professional advisers, HM Revenue & Customs or as otherwise required by law and that they will otherwise make no statement to any person or body relating to the termination of his employment nor any statement of any kind which is calculated or likely to diminish the reputation of the other party.

11                                  RESIGNATION FROM OFFICE

11.1                           On signing this Agreement the Employee will provide to the Company his written resignation from the office that he holds with the Company in the form attached at Schedule 2 with effect at the Termination Date and shall execute such documents and do such other things as are necessary to give effect to such resignation.  For the avoidance of doubt, the Employee will continue to remain as a board director of the Company until he resigns or is removed from office by the shareholders.

11.2                           Further it is understood between the parties that the Employee may receive further shares in his capacity as a board director after the Termination Date.

12                                  LEGAL & OTHER ASSISTANCE

12.1                           The Employee agrees that he will, at the request of the Company, provide the Company and/or any Group Company with such assistance as it or they may require in the conduct of any legal proceedings, investigation or enquiry in respect of which the Company or its advisers believe that the Employee may be of assistance.

12.2                           If the Employee is required to provide assistance to the Company and/or any Group Company, in accordance with clause 12.1 the Company will reimburse the Employee for any reasonable expenses which the Employee may incur and which are evidenced by appropriate receipts or invoices.

13                                  EMPLOYMENT LEGISLATION

The Company and the Employee confirm that this Agreement satisfies the conditions regulating compromise agreements and compromise contracts under Section 203(3) Employment Rights Act 1996, Section 77 (4A) Sex Discrimination Act 1975, Section 72 (4A) Race Relations Act 1976, Section 288 (2B) Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A Part 1 Disability Discrimination Act 1995, Section 35(3) Working Time Regulations 1998 and Section 49(4) National Minimum Wage Act 1998, Regulation 41(4) Transitional Information & Consultation of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4, Paragraph 2 (2) of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4, Paragraph 2(2) of the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40(4) Information and Consultation of Employees Regulations 2004 and Schedule 5, Paragraph 2(2) of the Employment Equality (Age) Regulations 2006 (together referred to as “the Acts”).

14                                  GOVERNING LAW AND JURISDICTION

This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the Courts and Tribunals of England and Wales.

15                                  MISCELLANEOUS

15.1                           Any Group Company, subject at all times to the provision of the Contracts (Rights of Third Parties) Act 1999, may enforce the terms set out in this Agreement.

15.2                           This Agreement although marked “without prejudice” will upon signature by all parties be treated as an open document evidencing an agreement binding on the parties.

15.3                           This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and such counterparts or duplicates together shall constitute one and the same instrument.

15.4                           Nothing in this Agreement supersedes the Company’s obligations under Section 7 of the Employment Agreement.

SIGNED by )

For and on behalf of MIVA (UK) LIMITED	)

in the presence of:))

SIGNED by SEBASTIAN BISHOP	/s/ Seb Bishop	)

in the presence of:		)

SCHEDULE 1

Adviser’s Certificate

I confirm that:

1.                                       I am a relevant independent adviser within the meaning of the Acts as defined in clause [10] of this Agreement.

2.                                       I have advised the Employee of the terms and effect of this Agreement and in particular its affect on his abilities to pursue a claim before an Employment Tribunal.

3.                                       There is in force a contract of insurance or indemnity provided for members of a professional body covering the risk of a claim by the Employee in respect of loss arising in consequences of my advice.

Signed:	/s/ Krishna Santra

Name:	KRISHNA SANTRA

[IN CAPITALS]

Capacity:   Solicitor

(eg. Solicitor, Barrister, Advocate, Authorised litigator, Officer of Trade Union, Authorised Advice Centre Worker)

SCHEDULE 2

To the Company Secretary of MIVA (UK) Limited

First Floor Euston Xchange

194 Euston Road

London

NW1 2DA

5 August 2008

Dear Company Secretary

RESIGNATION AS President and Chief Marketing Officer

I hereby confirm my resignation as a President and Chief Marketing Officer of MIVA (UK) Limited (“the Company”) with immediate effect.   To the extent I may be deemed an officer of MIVA, Inc., I hereby also confirm my resignation therefrom with immediate effect.

I confirm that I have no claim whatsoever against the Company arising from my appointment as a President and Chief Marketing Officer or its termination either under Common Law or Statute or otherwise howsoever arising from my resignation of this office.

To the extent that any such claim exists or the Company could have any such debt or other obligation to me, I irrevocably and unconditionally waive that claim and that right in respect of debt or other obligation owed to me, and release the Company from any liability whatsoever in respect of it.

Yours sincerely

/s/ Seb Bishop

Seb Bishop